Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CONTEXTLOGIC INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

ContextLogic Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST: That the name of this corporation is ContextLogic Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on June 25, 2010 under the name ContextLogic Inc.

SECOND: That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety as follows:

ARTICLE I

The name of this corporation is ContextLogic Inc.

ARTICLE II

The address of this corporation’s registered office in the State of Delaware is 3500 South Dupont Highway in the City of Dover, County of Kent, Zip Code 19901. The name of this corporation’s registered agent at such address is Incorporating Services, Ltd.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE IV

A. Authorization of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, common stock and preferred stock. The total number of shares that this corporation is authorized to issue is 117,346,293. The total number of shares of common stock authorized to be issued is 73,000,000, par value $0.0001 per share (the “Common Stock”). The total number of shares of preferred stock authorized to be issued is 44,346,293, par value $0.0001 per share (the “Preferred Stock”), 6,437,367 of which are designated as “Series A Preferred Stock,” 6,883,083 of which are designated as “Series B Preferred Stock,” 7,108,490 of which are designated as “Series C

Preferred Stock,” 5,519,533 of which are designated as “Series D Preferred Stock,” 8,324,560 of which are designated as “Series E Preferred Stock”, 6,321,932 of which are designated as “Series F Preferred Stock”, 1,687,319 of which are designated as “Series G Preferred Stock” and 2,064,009 of which are designated as “Series H Preferred Stock.”

B. Rights, Preferences and Restrictions of Preferred Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article IV(B).

1. Dividend Provisions.

(a) The holders of shares of Preferred Stock shall be entitled to receive dividends, on a pari passu basis, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) on the Common Stock of this corporation, at the applicable Dividend Rate (as defined below), payable when, as and if declared by the Board of Directors. Such dividends shall not be cumulative. The holders of the outstanding Preferred Stock can waive any dividend preference that such holders shall be entitled to receive under this Section 1 upon the affirmative vote or written consent of the holders of a majority of the voting power of shares of Preferred Stock then outstanding (voting together as a single class and not as separate series, and on an as-converted basis); provided however, if any such waiver is a waiver of a dividend preference for less than all series of Preferred Stock, the affirmative vote or written consent of the holders of a majority of the shares of each series of Preferred Stock for which such dividend preference is being waived shall be required. For purposes of this subsection 1(a), “Dividend Rate” shall mean $0.280464 per annum for each share of Series A Preferred Stock, $0.316 per annum for each share of Series B Preferred Stock, $0.502128 per annum for each share of Series C Preferred Stock, $2.000168 per annum for each share of Series D Preferred Stock, 8% of the Original Issue Price of Series E Preferred Stock per annum for each share of Series E Preferred Stock, 8% of the Original Issue Price of Series F Preferred Stock per annum for each share of Series F Preferred Stock, 8% of the Original Issue Price of Series G Preferred Stock per annum for each share of Series G Preferred Stock and 8% of the Original Issue Price of Series H Preferred Stock per annum for each share of Series H Preferred Stock (each as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like).

(b) After payment of such dividends, any additional dividends or distributions shall be distributed among all holders of Common Stock and Preferred Stock in proportion to the number of shares of Common Stock that would be held by each such holder if all shares of Preferred Stock were converted to Common Stock at the then effective conversion rate.

2. Liquidation Preference.

(a) For purposes of this Amended and Restated Certificate of Incorporation, “Original Issue Price” shall mean $3.5058 per share for each share of the Series A Preferred Stock, $3.95 per share for each share of the Series B Preferred Stock, $6.2766 per share for each share of Series C Preferred Stock, $25.0021 per share for each share of Series D Preferred Stock, the original price per share paid to the corporation by check, wire transfer, cancellation of indebtedness or any combination of the foregoing for the Series E Preferred Stock in accordance with a written agreement with the corporation, a copy of which is maintained at the principal office of the corporation, setting forth the purchase price per share of such Series E Preferred Stock, the original price per share paid to the corporation by check, wire transfer, cancellation of indebtedness or any combination of the foregoing for the Series F Preferred Stock in accordance with a written agreement with the corporation, a copy of which is maintained at the principal office of the corporation, setting forth the purchase price per share of such Series F Preferred Stock, the original price per share paid to the corporation by check, wire transfer, cancellation of indebtedness or any combination of the foregoing for the Series G Preferred Stock in accordance with a written agreement with the corporation, a copy of which is maintained at the principal office of the corporation, setting forth the purchase price per share of such Series G Preferred Stock, and the original price per share paid to the corporation by check, wire transfer, cancellation of indebtedness or any combination of the foregoing for the Series H Preferred Stock in accordance with a written agreement with the corporation, a copy of which is maintained at the principal office of the corporation, setting forth the purchase price per share of such Series H Preferred Stock (each as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such series of Preferred Stock). In the event of any Liquidation Event (as defined below), either voluntary or involuntary that is consummated, the holders of each series of Preferred Stock shall be entitled to receive, on a pari passu basis, out of the proceeds or assets of this corporation available for distribution to its stockholders (the “Proceeds”), prior to and in preference to any distribution of the Proceeds to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to (i) in the case of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, and Series G Preferred Stock (each, a “Prior Series”), the sum of the applicable Original Issue Price for such Prior Series, plus declared but unpaid dividends on such shares and (ii) in the case of shares of Series H Preferred Stock, the applicable Series H Preferred Stock Liquidation Amount (as defined in that certain Series H Preferred Stock Purchase Agreement, made by and among this corporation and certain other parties thereto including certain of this corporation’s stockholders and which is dated as of March 18, 2019, and a copy of which is maintained at the principal office of the corporation (the “Series H Preferred Stock Purchase Agreement”)), plus declared but unpaid dividends on such shares. If, upon the occurrence of such event, the Proceeds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire Proceeds legally available for distribution shall be distributed ratably among the holders of the Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this subsection 2(a).

(b) Upon completion of the distribution required by subsection 2(a), all of the remaining Proceeds available for distribution to stockholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each.

(c) Notwithstanding the above, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidation Event, each such holder of shares of a series of Preferred Stock shall be deemed to have converted (regardless of whether such holder has actually converted) such holder’s shares of such series into shares of Common Stock immediately prior to the Liquidation Event if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such series of Preferred Stock into shares of Common Stock. If any such holder shall be deemed to have converted shares of Preferred Stock into Common Stock pursuant to this subsection 2(c), then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Common Stock and shall instead be entitled to receive any distributions that such holder would be entitled to receive had such holder converted such shares of the applicable series of Preferred Stock into shares of Common Stock.

(d) (i) For purposes of this Section 2, a “Liquidation Event” shall mean (A) the closing of the sale, transfer or other disposition, in a single transaction or series of related transactions, of all or substantially all of this corporation’s assets (including, without limitation, the sale or disposition (whether by merger, sale of securities or otherwise) of one or more subsidiaries of the corporation if substantially all of the assets of the corporation are held by such subsidiary or subsidiaries), (B) the consummation of a merger, reorganization or consolidation of this corporation with or into another entity or of a subsidiary of this corporation which is a constituent party and this corporation issues shares of its capital stock pursuant to such merger or consolidation (except a merger, reorganization or consolidation in which the holders of capital stock of this corporation immediately prior to such merger, reorganization or consolidation continue to hold at least 50% of the voting power of the capital stock of this corporation or the surviving or acquiring entity), (C) the closing of a transfer (whether by merger, reorganization, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of this corporation’s securities), of this corporation’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of this corporation (or the surviving or acquiring entity) or (D) a liquidation, dissolution or winding up of this corporation; provided, however, that a transaction shall not constitute a Liquidation Event if its sole purpose is to change the state of this corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held this corporation’s securities immediately prior to such transaction. Notwithstanding the prior sentence, the sale of shares of Series H Preferred Stock by this corporation in a financing transaction pursuant to the Series H Preferred Stock Purchase Agreement shall not be deemed a “Liquidation Event.” The treatment of any particular transaction or series of related transactions as a Liquidation Event may be waived by the vote or written consent of the holders of (v) a majority of the voting power of outstanding Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis), (w) a majority of the outstanding shares of Series E Preferred Stock (voting as a separate series and on an as-converted basis), (x) the Series F Requisite Holders (as such term is defined in the Investors’ Rights Agreement (as defined below)), (y) the Series G Requisite Holders (as such term is defined in the Investors’ Rights Agreement) and (z) a majority of the outstanding shares of Series H Preferred Stock (voting as a separate series and on an as-converted basis). “Investors’ Rights Agreement” means that certain Amended and Restated Investors’ Rights Agreement, as amended from time to time, made by and among this corporation and certain of this corporation’s stockholders and which is dated on or about the Filing Date, and a copy of which is maintained at the principal office of the corporation.

(ii) In any Liquidation Event, if Proceeds received by this corporation or its stockholders is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(A) Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

(1) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event;

(2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event; and

(3) If there is no active public market, the value shall be the fair market value thereof, as mutually determined in good faith by this corporation and the holders of a majority of the voting power of all then outstanding shares of Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis).

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in subsection 2(d)(ii)(A), clauses (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined in good faith by this corporation and the holders of a majority of the voting power of all then outstanding shares of such Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis).

(C) The foregoing methods for valuing non-cash consideration to be distributed in connection with a Liquidation Event shall, with the appropriate approval of the definitive agreements governing such Liquidation Event by the stockholders under the General Corporation Law and Section 6 of this Article IV(B), be superseded by the determination of such value set forth in the definitive agreements governing such Liquidation Event.

(iii) In the event the requirements of this Section 2 are not complied with, this corporation shall forthwith either:

(A) cause the closing of such Liquidation Event to be postponed until such time as the requirements of this Section 2 have been complied with; or

(B) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(d)(iv) hereof.

(iv) This corporation shall give each holder of record of Preferred Stock written notice of such impending Liquidation Event not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction, which approval shall not be effective without first obtaining all required approvals pursuant to Section 6 of this Article IV(B). The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and this corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after this corporation has given the first notice provided for herein or sooner than ten (10) days after this corporation has given notice of any material changes provided for herein; provided, however, that subject to compliance with the General Corporation Law such periods may be shortened or waived upon the written consent of the holders of Preferred Stock that represent a majority of the voting power of all then outstanding shares of such Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis).

(e) This corporation shall not have the power to effect a Liquidation Event unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of this corporation shall be allocated among the holders of capital stock of this corporation in accordance with subsection 2(a).

In the event of a Liquidation Event in which proceeds of the Liquidation Event are received by this corporation or a subsidiary of this corporation, if this corporation does not effect a dissolution of this corporation under the General Corporation Law within ninety (90) days after such Liquidation Event, then (i) this corporation shall send a written notice to each holder of record of Preferred Stock, no later than the ninetieth (90th) day after the Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause; (ii) to require the redemption of such shares of Preferred Stock, and (iii) if the holders of at least a majority of the voting power of (x) then outstanding shares Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis) or (y) then outstanding Series H Preferred Stock (in relation to the applicable liquidation amount payable in respect of the Series H Preferred Stock) (voting as a separate series and on an as-converted basis) so request in a written instrument delivered to this corporation not later than one hundred twenty (120) days after such Liquidation Event, this corporation shall use the consideration received by this corporation for such Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors), together with any other assets of this corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), on the one hundred fiftieth (150th) day after such Liquidation Event, to redeem all outstanding shares of Preferred Stock requested to be redeemed pursuant to the foregoing clause (iii)(x) or (iii)(y), as applicable, at an amount per share equal to the applicable liquidation amount set forth in subsection 2(a). Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Proceeds thus distributed among the holders of the applicable Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amounts, then the entire Proceeds legally available for distribution shall be distributed ratably among the holders of the applicable Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under subsection 2(a). Unless otherwise approved by the holders of a majority of the voting power of then outstanding shares of Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis) or by the holders of a majority of the voting power of then outstanding shares of Series H Preferred Stock (voting as a separate series and on an as-converted basis), as applicable, prior to the distribution or redemption provided for in this subsection 2(e), this corporation shall not expend or dissipate the consideration received for such Liquidation Event, except to discharge expenses incurred in connection with such Liquidation Event.

3. Redemption. The Preferred Stock is not redeemable at the option of the holder thereof.

4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, and without the payment of additional consideration by the holder thereof, at the office of this corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable Original Issue Price for such series by the applicable Conversion Price for such series (the conversion rate for a series of Preferred Stock into Common Stock is referred to herein as the “Conversion Rate” for such series), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial “Conversion Price” per share for each series of Preferred Stock shall be the Original Issue Price applicable to such series; provided, however, that the Conversion Price for the Preferred Stock shall be subject to adjustment as set forth in subsection 4(d).

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Rate at the time in effect for such series of Preferred Stock immediately upon the closing of this corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended, reflecting a pre-money valuation of at least the Minimum Valuation (as defined in the Investors’ Rights Agreement), with gross cash proceeds of no less than $500,000,000 which complies with the provisions of Section 6.19 of the Series H Preferred Stock Purchase Agreement (the “Qualified Public Offering”). In addition, (v) each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock (together, the “A-D Preferred Stock”) shall automatically be converted into shares of Common Stock at the applicable Conversion Rate at the time in effect for each such series of the A-D Preferred Stock immediately upon the date, or the occurrence of an event, specified by vote or written consent or agreement of the holders of a majority of the then outstanding shares of the A-D Preferred Stock (voting together as a single class and not as a separate series, and on an as-converted basis), (w) each share of Series E Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Rate at the time in effect for such Series E Preferred Stock immediately upon the date, or the occurrence of an event, specified by vote or written consent or agreement of the holders of a majority of the then outstanding shares of the Series E Preferred Stock (voting as a separate series and on an as-converted basis), (x) each share of Series F Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Rate at the time in effect for such Series F Preferred Stock immediately upon the date, or the occurrence of an event, specified by vote or written consent or agreement of the Series F Requisite Holders, (y) each share of Series G Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Rate at the time in effect for such Series G Preferred Stock immediately upon the date, or the occurrence of an event, specified by vote or written consent or agreement of the Series G Requisite Holders and (z) each share of Series H Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Rate at the time in effect for such Series H Preferred Stock immediately upon the date, or the occurrence of an event, specified by vote or written consent or agreement of the holders of a majority of the outstanding shares of Series H Preferred Stock (voting as a separate series and on an as-converted basis).

(c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to voluntarily convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Preferred Stock, and shall give written notice to this corporation at its principal corporate office, of the election to convert all or any number of the shares of Preferred Stock represented by such certificate or certificates, any event on which such conversion is contingent (if applicable) and the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate or certificates that were not converted in Common Stock. Any declared but unpaid dividends for the Preferred Stock which is being converted shall be paid by the corporation at the same time as the declared but unpaid dividends are paid on the outstanding shares of such series of Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date set forth for conversion in the written notice of the election to convert irrespective of the surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities. If the conversion is in connection with “automatic conversion” provisions of subsection 4(b) above, such conversion shall be deemed to have been made on the conversion date described in the stockholder consent approving such conversion, and the persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Common Stock as of such date. Notwithstanding anything to the contrary in this Amended and Restated Certificate of Incorporation, a holder who wants to convert some or all of its shares of Preferred Stock into Common Stock (whether pursuant to subsection (a) or subsection (b) of this Section 4) must first send by electronic mail and overnight mail a written notice (the “Notice”) to the corporation addressed to the Chief Executive Officer, at the corporation’s United States headquarters; provided, however, that no Notice need be sent if the holder has verified that the conversion would not be subject to reporting requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 as amended (the “HSR Act”). The Notice must specify the number and class of shares that the holder wants to convert into shares of Common Stock. If any conversion (whether automatic or voluntary) would be subject to HSR Act reporting requirements, the conversion will not occur until the next business day after the applicable waiting period under the HSR Act has expired or been terminated. Any converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series.

(d) Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as follows:

(i)

(A) If this corporation shall issue, on or after the date upon which this Amended and Restated Certificate of Incorporation is accepted for filing by the Secretary of State of the State of Delaware (the “Filing Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price applicable to a series of Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price (calculated to the nearest one-thousandth of a cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by this corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issuance plus the number of shares of such Additional Stock. For purposes of this Section 4(d)(i)(A), the term “Common Stock Outstanding” shall mean and include the following: (1) outstanding Common Stock, (2) Common Stock issuable upon conversion of outstanding Preferred Stock, (3) Common Stock issuable upon exercise of outstanding stock options and (4) Common Stock issuable upon exercise (and, in the case of warrants to purchase Preferred Stock, conversion) of outstanding warrants. Shares described in (1) through (4) above shall be included whether vested or unvested, whether contingent or non-contingent and whether exercisable or not yet exercisable. In the event that this corporation issues or sells, or is deemed to have issued or sold, shares of Additional Stock that results in an adjustment to a Conversion Price pursuant to the provisions of this Section 4(d) (the “First Dilutive Issuance”), and this corporation then issues or sells, or is deemed to have issued or sold, shares of Additional Stock in a subsequent issuance other than the First Dilutive Issuance that would result in further adjustment to a Conversion Price (a “Subsequent Dilutive Issuance”) pursuant to the same instruments as the First Dilutive Issuance, then and in each such case, upon a Subsequent Dilutive Issuance, the applicable Conversion Price for each series of Preferred Stock shall be reduced to the applicable Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

(B) No adjustment of the Conversion Price for the Preferred Stock shall be made in an amount less than one-tenth of one cent per share. Except to the limited extent provided for in subsections 4(d)(i)(E)(3) and (E)(4), no adjustment of such Conversion Price pursuant to this subsection 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(C) In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(D) In the case of the issuance of the Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors, including a majority of the voting power of the Preferred Directors and the Remaining Director, collectively, irrespective of any accounting treatment.

(E) In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for purposes of determining the number of shares of Additional Stock issued and the consideration paid therefor:

(1) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential anti-dilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)), if any, received by this corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential anti-dilution adjustments) for the Common Stock covered thereby.

(2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential anti-dilution adjustments) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by this corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this corporation (without taking into account potential anti-dilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)).

(3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, the Conversion Price of the Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5) The number of shares of Additional Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 4(d)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 4(d)(i)(E)(3) or (4).

(ii) “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4(d)(i)(E)) by this corporation on or after the Filing Date other than:

(A) Common Stock issued pursuant to a transaction described in subsection 4(d)(iii) hereof;

(B) Common Stock issued or issuable to employees, directors, consultants and other service providers for the primary purpose of soliciting or retaining their services pursuant to plans or agreements approved by this corporation’s Board of Directors;

(C) Common Stock issued pursuant to a Qualified Public Offering;

(D) Common Stock issued pursuant to the conversion or exercise of convertible or exercisable securities outstanding on the Filing Date;

(E) Common Stock issued as consideration in a bona fide business acquisition by this corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise which is approved by the Board of Directors;

(F) Common Stock issued or deemed issued pursuant to subsection 4(d)(i)(E) as a result of a decrease in the Conversion Price of any series of Preferred Stock resulting from the operation of Section 4(d);

(G) Common Stock issued upon conversion of the Preferred Stock;

(H) Common Stock issued pursuant to any equipment leasing arrangement or debt financing arrangement, which arrangement is approved by the Board of Directors and is primarily for non-equity financing purposes;

(I) Common Stock issued to persons or entities with which this corporation has business relationships, provided such issuances are approved by the Board of Directors and are primarily for non-equity financing purposes; or

(J) Common Stock that is issued, or approved to be issued (including approval on or prior to the Filing Date), with the unanimous approval of the Board of Directors of this corporation and the Board of Directors of this corporation specifically states that it shall not be Additional Stock.

(iii) In the event this corporation should at any time or from time to time after the Filing Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Preferred Stock shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in subsection 4(d)(i)(E).

(iv) If the number of shares of Common Stock outstanding at any time after the Filing Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(e) Other Distributions. In the event this corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 4(d)(iii), then, in each such case for the purpose of this subsection 4(e), the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this corporation entitled to receive such distribution.

(f) Recapitalizations. If at any time or from time to time there shall be a reorganization, recapitalization, reclassification, consolidation or merger in which the Common Stock (but not the Preferred Stock) is converted into or exchanged for securities, cash, or other property (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2) provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number and kind of shares of stock or other securities, cash or property of this corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalently as may be practicable.

(g) No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock and the aggregate number of shares of Common Stock to be issued to particular stockholders, shall be rounded down to the nearest whole share and this corporation shall pay in cash the fair market value of any fractional shares as of the time when entitlement to receive such fractions is determined. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such conversion.

(ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Preferred Stock pursuant to this Section 4, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Preferred Stock.

(h) Notices of Record Date. In the event of (i) any taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, or (ii) any capital reorganization of this corporation, any reclassification of Common Stock, or any Liquidation Event, this corporation shall mail to each holder of Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying (x) the date on which any such record is to be taken for the purpose of such dividend or distribution, and the amount and character of such dividend or distribution, or (y) the effective date on which such reorganization, reclassification or Liquidation Event is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, or Liquidation Event, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock.

(i) Reservation of Stock Issuable Upon Conversion. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Amended and Restated Certificate of Incorporation.

(j) Waiver of Adjustment to Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of a majority of the outstanding shares of such series of Preferred Stock. Any such waiver shall bind all future holders of shares of such series of Preferred Stock.

5. Voting Rights.

(a) General Voting Rights. The holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the bylaws of this corporation (the “Bylaws”), and except as provided by law or in subsection 5(b) below with respect to the election of directors, shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b) Voting for the Election of Directors. As long as at least 1,000,000 shares of Series A Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) remain outstanding, the holders of such shares of Series A Preferred Stock (voting as a separate series) shall be entitled to elect one director of this corporation at any election of directors (the “Series A Director”). As long as at least 1,000,000 shares of Series B Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) remain outstanding, the holders of such shares of Series B Preferred Stock (voting as a separate series) shall be entitled to elect one director of this corporation at any election of directors (the “Series B Director”). As long as any shares of Series C Preferred Stock remain outstanding, the holders of such shares of Series C Preferred Stock (voting as a separate series) shall be entitled to elect one director of this corporation at any election of directors (the “Series C Director” and, together with the Series A Director and Series B Director, each, a “Preferred Director” and, collectively, the “Preferred Directors”). The holders of outstanding Common Stock (voting as a separate series) shall be entitled to elect three (3) directors (each a “Common Director”) of this corporation at any election of directors. The holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Common Stock (voting together as a single class and not as separate series, and on an as-converted basis) shall be entitled to elect one director of this corporation at any election of directors (the “Remaining Director”).

(c) Votes of Each Director; Quorum. One Common Director (“Common Director #1”), in accordance with Section 141(d) of the General Corporation Law, shall be entitled to cast three (3) votes on each matter considered by the Board of Directors or any committee thereof (or any subcommittee of any committee). Each other director shall be entitled to cast one vote on each matter considered by the Board of Directors or any committee thereof (or any subcommittee of any committee). Except as otherwise provided by applicable law, at all meetings of the Board of Directors 66.66% in voting power of the total number of directors authorized shall constitute a quorum for the transaction of business. Except as otherwise provided by applicable law, at all meetings of any committee of the Board of Directors (or any subcommittee of any such committee), a majority in voting power of the directors serving on such committee or subcommittee shall constitute a quorum for the transaction of business by such committee or subcommittee. For purposes of clarity, where there are seven (7) authorized directors, by headcount, where one (1) such director is entitled to three (3) votes and where six (6) such directors are entitled to one (1) vote each, quorum shall only be achieved with the presence of six (6) director votes, regardless of whether any of such director seats is at such time vacant.

6. Protective Provisions.

(a) So long as at least 10,839,913 shares of Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) remain outstanding, this corporation shall not, directly or indirectly (by amendment, merger, reorganization, consolidation, or otherwise), without (in addition to any other vote required by law or this Amended and Restated Certificate of Incorporation) first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the voting power of then outstanding shares of Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis):

(i) consummate a Liquidation Event or effect any other merger or consolidation of the corporation (whether consummated directly by the corporation or through a subsidiary);

(ii) amend, alter, repeal or waive any provision of this corporation’s Amended and Restated Certificate of Incorporation or Bylaws;

(iii) authorize or issue any equity security (including any other security convertible into or exercisable for any such equity security) having a preference over, or being on a parity with, any series of Preferred Stock with respect to dividends, liquidation or redemption, other than the issuance of any authorized but unissued shares of Series H Preferred Stock designated in this Amended and Restated Certificate of Incorporation (including any security convertible into or exercisable for such shares of Preferred Stock);

(iv) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which this corporation has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment or service, or pursuant to a right of first refusal;

(v) change the authorized number of directors of this corporation;

(vi) pay or declare any dividend on any shares of capital stock of this corporation other than (i) dividends payable on the Common Stock solely in the form of additional shares of Common Stock or (ii) dividends paid pursuant to Section 1(a) of this Article IV(B);

(vii) effect an initial public offering of Common Stock (whether consummated directly by the corporation or through a subsidiary); or

(viii) create, or, except as may already be the case on the Filing Date, hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by this corporation, unless approved in advance (with an express reference to this provision) by the Board of Directors.

(b) So long as any shares of Series E Preferred Stock are outstanding, this corporation shall not (by amendment, merger, reorganization, consolidation or otherwise) without (in addition to any other vote required by law or this Amended and Restated Certificate of Incorporation) first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series E Preferred Stock:

(i) amend, alter, repeal, waive or change the powers, preferences or rights of the shares of Series E Preferred Stock; or

(ii) increase or decrease (other than by redemption or conversion) the number of authorized shares of Series E Preferred Stock.

Notwithstanding anything to the contrary, and for the avoidance of doubt, the creation of any senior or pari passu security, in and of itself, shall not require the separate vote of the Series E Preferred Stock described in this Section 6(b).

(c) So long as any shares of Series F Preferred Stock are outstanding, this corporation shall not (by amendment, merger, reorganization, consolidation or otherwise) without (in addition to any other vote required by law or this Amended and Restated Certificate of Incorporation) first obtaining the approval (by vote or written consent, as provided by law) of the Series F Requisite Holders:

(i) amend, alter, repeal, waive or change the powers, preferences or rights of the shares of Series F Preferred Stock;

(ii) increase or decrease (other than by redemption or conversion) the number of authorized shares of Series F Preferred Stock; or

(iii) reclassify, alter or amend the Series G Preferred Stock, if such reclassification, alteration or amendment would render the Series G Preferred Stock senior to the Series F Preferred Stock in respect of any dividend, liquidation or redemption right, preference or privilege or (ii) reclassify, alter or amend any of the Prior Series, if such reclassification, alteration or amendment would render any of the Prior Series senior to or pari passu with the Series F Preferred Stock in respect of any dividend, liquidation or redemption right, preference or privilege.

Notwithstanding anything to the contrary, and for the avoidance of doubt, the creation of any senior or pari passu security, in and of itself, shall not require the separate vote of the Series F Preferred Stock described in this Section 6(c).

(d) So long as any shares of Series G Preferred Stock are outstanding, this corporation shall not (by amendment, merger, reorganization, consolidation or otherwise) without (in addition to any other vote required by law or this Amended and Restated Certificate of Incorporation) first obtaining the approval (by vote or written consent, as provided by law) of the Series G Requisite Holders:

(i) amend, alter, repeal, waive or change the powers, preferences or rights of the shares of Series G Preferred Stock;

(ii) increase or decrease (other than by redemption or conversion) the number of authorized shares of Series G Preferred Stock; or

(iii) reclassify, alter or amend the Series F Preferred Stock, if such reclassification, alteration or amendment would render the Series F Preferred Stock senior to the Series G Preferred Stock in respect of any dividend, liquidation or redemption right, preference or privilege or (ii) reclassify, alter or amend any of the Prior Series, if such reclassification, alteration or amendment would render any of the Prior Series senior to or pari passu with the Series G Preferred Stock in respect of any dividend, liquidation or redemption right, preference or privilege.

Notwithstanding anything to the contrary, and for the avoidance of doubt, the creation of any senior or pari passu security, in and of itself, shall not require the separate vote of the Series G Preferred Stock described in this Section 6(d).

(e) So long as any shares of Series H Preferred Stock are outstanding, this corporation shall not (by amendment, merger, reorganization, consolidation or otherwise) without (in addition to any other vote required by law or this Amended and Restated Certificate of Incorporation) first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the outstanding shares of Series H Preferred Stock (voting as a separate series and on an as-converted basis):

(i) amend, alter, repeal, waive or change the powers, preferences or rights of the shares of Series H Preferred Stock (including, for the avoidance of doubt, any amendment, alteration, repeal, waiver or change to Sections 1(a), 2(a), 2(d), 2(e), 4(b), 4(j) or this 6(e) of Article IV(B));

(ii) increase or decrease (other than by redemption or conversion in accordance with this Amended and Restated Certificate of Incorporation) the number of authorized shares of Series H Preferred Stock; or

(iii) issue additional shares of Series H Preferred Stock unless such issuance is effected pursuant to the terms of the Series H Preferred Stock Purchase Agreement.

Notwithstanding anything to the contrary, and for the avoidance of doubt, the creation of any senior or pari passu security, in and of itself, shall not require the separate vote of the Series H Preferred Stock described in this Section 6(e).

7. Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by this corporation. The Amended and Restated Certificate of Incorporation of this corporation shall be appropriately amended to effect the corresponding reduction in this corporation’s authorized capital stock.

8. Notices. Any notice required by the provisions of this Article IV(B) to be given to the holders of shares of Preferred Stock shall be deemed given (i) if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of this corporation, (ii) if such notice is provided by electronic transmission in a manner permitted by Section 232 of the General Corporation Law, or (iii) if such notice is provided in another manner then permitted by the General Corporation Law.

C. Common Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Article IV(C).

1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of this corporation legally available therefor, any dividends as may be declared from time to time by the Board of Directors.

2. Liquidation Rights. Upon the liquidation, dissolution or winding up of this corporation, the assets of this corporation shall be distributed as provided in Section 2 of Article IV(B) hereof.

3. Redemption. The Common Stock is not redeemable at the option of the holder.

4. Voting Rights. The holder of each share of Common Stock shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws, and shall be entitled to vote upon such matters and in such manner as may be provided by law; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation or pursuant to the General Corporation Law. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of this corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

ARTICLE V

Except as otherwise provided in this Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws.

ARTICLE VI

Except as otherwise provided in any voting or stockholders agreement to which this corporation is a party, the number of directors of this corporation shall be determined in the manner set forth in the Bylaws.

ARTICLE VII

Elections of directors need not be by written ballot unless the Bylaws shall so provide.

ARTICLE VIII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of this corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

ARTICLE IX

A director of this corporation shall not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any amendment, repeal or modification of the foregoing provisions of this Article IX by the stockholders of this corporation shall not adversely affect any right or protection of a director of this corporation existing at the time of, or increase the liability of any director of this corporation with respect to any acts or omissions of such director occurring prior to, such amendment, repeal or modification.

ARTICLE X

Except as otherwise provided in this Amended and Restated Certificate of Incorporation, this corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XI

1. Right to Indemnification of Directors and Officers. This corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of this corporation or, while a director or officer of this corporation, is or was serving at the request of this corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person in such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 3 of this Article XI, this corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board of Directors.

2. Prepayment of Expenses of Directors and Officers. This corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article XI or otherwise.

3. Claims by Directors and Officers. If a claim for indemnification or advancement of expenses under this Article XI is not paid in full within thirty (30) days after a written claim therefor by the Indemnified Person has been received by this corporation, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action this corporation shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

4. Indemnification of Employees and Agents. This corporation may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of this corporation or, while an employee or agent of this corporation, is or was serving at the request of this corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person in connection with such Proceeding. The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents shall be made in such manner as is determined by the Board of Directors in its sole discretion. Notwithstanding the foregoing sentence, this corporation shall not be required to indemnify a person in connection with a Proceeding initiated by such person if the Proceeding was not authorized in advance by the Board of Directors.

5. Advancement of Expenses of Employees and Agents. This corporation may pay the expenses (including attorneys’ fees) incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board of Directors.

6. Non-Exclusivity of Rights. The rights conferred on any person by this Article XI shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of this Amended and Restated Certificate of Incorporation, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

7. Other Indemnification. This corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer or employee of another corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise.

8. Insurance. The Board of Directors may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at this corporation’s expense insurance: (a) to indemnify this corporation for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this Article XI; and (b) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by this corporation under the provisions of this Article XI.

9. Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article XI shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification. The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person’s heirs, executors and administrators.

ARTICLE XII

To the extent one or more sections of any other state corporations code setting forth minimum requirements for this corporation’s retained earnings and/or net assets are applicable to this corporation’s repurchase of shares of Common Stock, such code sections shall not apply, to the greatest extent permitted by applicable law, in whole or in part with respect to repurchases by this corporation of its Common Stock from employees, officers, directors, advisors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which this corporation has the right to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment. In the case of any such repurchases, distributions by this corporation may be made without regard to the “preferential dividends arrears amount” or any “preferential rights amount,” as such terms may be defined in such other state’s corporations code.

ARTICLE XIII

This corporation renounces, to the fullest extent permitted by law, any interest or expectancy of this corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of this corporation who is not an employee of this corporation or any of its subsidiaries, or (ii) any holder of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock or Series H Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of this corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of this corporation.

ARTICLE XIV

A. Forum Selection. Unless this corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of this corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of this corporation to this corporation or this corporation’s stockholders, (3) any action arising pursuant to any provision of the General Corporation Law or this Amended and Restated Certificate of Incorporation or the Bylaws (as either may be amended from time to time), or (4) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of this corporation shall be deemed to have notice of and consented to the provisions of this Article XIV.

B. Personal Jurisdiction. If any action the subject matter of which is within the scope of Section A immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section A immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

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THIRD: The foregoing amendment and restatement was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law.

FOURTH: That said Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Amended and Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 14th day of October, 2020.

/s/ Piotr Szulczewski
Piotr Szulczewski, President

SIGNATURE PAGE TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION